Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428

CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2004 EARNINGS

     CAMDEN, NJ, September 13, 2004—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the fourth quarter ended August 1, 2004 of $.14, compared to $.18 recorded in the year-ago quarter. Comparability of earnings per share in the quarter was impacted by a gain of $.02 related to the sale of an idle manufacturing plant in California and a charge of $.05 related to the restructuring announced in June. Excluding these two items, earnings were $.17 per share.

     For the quarter, net sales decreased 2 percent to $1,433 million, reflecting the following factors:

•	Volume and mix added 4 percent

•	Price added 1 percent

•	Increased promotional spending subtracted 2 percent

•	Currency added 2 percent

•	One less week in the quarter subtracted 7 percent

Excluding the impact of one less week in the quarter compared to fiscal 2003, net sales were up 5 percent.

     Net earnings for the fourth quarter of fiscal 2004 were $59 million versus $74 million a year earlier. This year’s fourth quarter includes a $6 million after-tax gain from the sale of the idle manufacturing site and a $22 million after-tax charge related to the restructuring announced by the company in June.

     For the fiscal 2004 year, the company reported diluted earnings per share of $1.57 compared to $1.52 for the prior year, before the cumulative effect of accounting change. In fiscal 2004, comparability of net earnings was impacted by a $.02 per share gain from the settlement of a class action suit, a $.02 per share gain from the sale of property, and a $.05 per share charge for restructuring. Excluding these items, earnings were $1.58 per share.

     For the year, net sales increased 6 percent to $7,109 million, reflecting the following factors:

•	Volume and mix added 2 percent

•	Price added 2 percent

•	Currency added 4 percent

•	One less week in the fiscal year subtracted 2 percent

Excluding the impact of one less week in the year compared to fiscal 2003, net sales were up 8 percent.

     Net earnings for fiscal 2004 were $647 million versus $626 million for the prior year, before the cumulative effect of accounting change. In fiscal 2004, net earnings included a $10 million after-tax gain associated with the class action suit, a $6 million after-tax gain from the sale of property, and a $22 million after-tax charge for the restructuring.

     In addition, the company reported cash flow from operations of $744 million compared with $873 million last year. This decline was primarily due to higher working capital requirements of approximately $150 million and a $50 million contribution to a U.S. pension fund, partially offset by an increase in earnings. Capital expenditures for fiscal 2004 were $288 million, slightly higher than the $283 million of a year ago.

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Our sales on a comparable basis in the fourth quarter of fiscal 2004 were strong and we have good momentum as we begin the new fiscal year. We have demonstrated that we can grow the top line across our key segments, including soup, beverages, biscuits and confectionery. As anticipated, in the U.S. our investment this year in quality, convenience packaging, and more focused marketing helped us to maintain substantial growth in our ready-to-serve soup business and to moderate the decline in condensed soup sales.”

     Conant continued, “The restructuring we announced in June will enable us to achieve tighter control of costs and will help to improve margins. While we still have challenges to address, our plans to deliver quality growth will enable us to win with our customers and consumers in 2005 and beyond.”

     For fiscal year 2005, the company expects earnings per share to increase between 5 and 7 percent, excluding restructuring charges, from the adjusted fiscal year 2004 base of $1.58.

Summary of Fiscal 2004 Results by Segment

North America Soup and Away From Home

     Sales for North America Soup and Away From Home were $2,699 million, a 4 percent increase compared with a year ago. A breakdown of the change in sales follows:

•	Volume and mix added 1 percent

•	Price added 3 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 2 percent

•	One less week in the fiscal year subtracted 1 percent

Excluding the impact of one less week in the year, net sales rose 5 percent compared to fiscal 2003.

     Further details of sales results include the following:

•	U.S. ready-to-serve soup sales for fiscal 2004 increased 8 percent on a shipment increase of 6 percent. Investments in higher quality products, convenience packaging and integrated marketing are driving top line growth. The “M’m! M’m! Good! To Go” convenience platform was the primary driver of sales growth. This includes Campbell’s “Soup At Hand” sippable soups, which more than doubled sales versus a year ago, as well as “Campbell’s Chunky” and “Campbell’s Select” soups in microwavable bowls.

•	U.S. condensed soup sales declined 2 percent for the year on shipment declines of 4 percent. “Campbell’s” condensed eating soups grew sales, led by “Campbell’s” Chicken Noodle soup, which delivered strong performance driven by an integrated kids marketing program. This growth was offset by declines in cooking soups. Fiscal 2004 saw substantial progress in the installation of new gravity-feed shelving for condensed soup. Over 8,700 units are now installed, and plans call for an additional 2,300 units to be in place this fall.

•	U.S. broth sales increased 6 percent, while shipments increased 5 percent, with gains in both cans and aseptically packaged “Swanson” broth.

•	For the balance of the segment, sales in Canada increased due to currency, while Away From Home sales grew slightly, primarily due to strong sales of refrigerated soups.

     For fiscal 2004, operating earnings of $602 million were down 5 percent compared to the previous year. This decline included a $7 million restructuring charge, which negatively impacted earnings by 1 percent. Earnings were also negatively impacted by costs associated with quality improvements, higher inflation, trade promotion, and product mix. These were partially offset by higher selling prices and productivity improvements.

North America Sauces and Beverages

     North America Sauces and Beverages sales were even with last year at $1,246 million. A breakdown of the change in sales follows:

•	Volume and mix added 1 percent

•	Reduced promotional spending added 1 percent

•	One less week in the fiscal year subtracted 2 percent

Excluding the impact of one less week in the year, net sales rose 2 percent compared to fiscal 2003.

     Further details of sales results include the following:

•	Campbell’s beverage businesses had an outstanding year, led by sales growth of “V8” vegetable juice. Stronger advertising, more efficient trade spending, and favorable consumer trends toward wellness enabled “V8” vegetable juice to achieve record sales levels. “Campbell’s” Organic Tomato Juice was launched as the company’s first certified organic product.

•	“Prego” pasta sauce sales declined primarily due to the impact of lower sales in the dry pasta category. Performance improved in the second half of the year.

•	“Pace” Mexican sauces were even with the previous year.

•	Mexico achieved good sales growth.

     For fiscal 2004, operating earnings of $268 million were down 7 percent compared to the previous year. The decline in operating earnings included a restructuring charge of $3 million, which accounts for 1 percent of the decrease. Other factors in the decline included higher costs associated with new product introductions and inflation, partially offset by productivity improvements.

Biscuits and Confectionery

     Sales for Biscuits and Confectionery were $1,982 million, a 12 percent increase compared with a year ago. A breakdown of the change in sales follows:

•	Volume and mix added 4 percent

•	Price added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Acquisitions added 2 percent

•	Currency added 7 percent

•	One less week in the fiscal year subtracted 2 percent

Excluding the impact of one less week in the year, net sales rose 14 percent compared to fiscal 2003.

     Further details of sales results include the following:

•	The Pepperidge Farm “Goldfish” snacks business continued its strong growth driven by gains in mass merchandisers and the introduction of new varieties, including new

“Goldfish” sandwich snackers and trans-fat free “Goldfish” Crisps. The Mini Distinctive cookie varieties, which include mini “Milano” and “Nantucket” cookies, were successfully launched. Fresh bread sales also increased primarily due to the introduction of “Pepperidge Farm” Carb Style breads and rolls, as well as good growth in the sales of bagels and English muffins.

•	Arnott’s delivered strong sales results driven by improved performance in biscuits. The Australian Snackfoods business, behind strong incremental marketing investment, improved marketplace performance in a highly competitive environment.

•	Godiva Chocolatier’s worldwide sales improved, driven by solid growth in North American retail same store sales and increased sales in duty free stores.

     For fiscal 2004, operating earnings increased 2 percent to $216 million, with currency translation accounting for 8 percentage points of the growth. Operating earnings included a $12 million restructuring charge, which negatively impacted earnings growth by 6 percentage points. Earnings growth at Pepperidge Farm, Arnott’s, and Godiva was offset by a decline in earnings in the Australian Snackfoods business.

International Soup and Sauces

     International Soup and Sauces sales were $1,182 million, an increase of 12 percent compared to a year ago. A breakdown of the change in sales follows:

•	Volume and mix added 2 percent

•	Currency added 12 percent

•	One less week in the fiscal year subtracted 2 percent

Excluding the impact of one less week in the year, net sales rose 14 percent compared to fiscal 2003.

     Further details of sales results include the following:

•	Sales gains were achieved in France, Belgium and the Asia Pacific region, partially offset by sales declines in the U.K. and Germany.

•	In the U.K., “Batchelors Cup-A-Soup” dry soup and “Batchelors Supernoodles” ramen noodles achieved good growth, which was more than offset by declines in wet soups and sauces.

•	In Europe, aseptically packaged soups, sold under the “Liebig” brand in France and the “Campbell’s” brand in Belgium, achieved good growth.

•	In Asia Pacific, soups had strong sales growth driven by increased volume in Australia, with strong performances by both Campbell’s “Country Ladle” and “Chunky” brands.

     For fiscal 2004, operating earnings increased 5 percent to $135 million. Operating earnings included restructuring charges of $9 million, which negatively impacted earnings growth by 7 percentage points. The remaining change in earnings is primarily due to favorable currency translation.

Non-GAAP Financial Information

     This release presents Campbell’s reported financial results. In discussing these results, this release also refers to certain non-GAAP financial measures. As required by the SEC, the company has provided a reconciliation of those measures to the most directly comparable GAAP measures with this release and on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.

Conference Call

     The company will host a conference call to discuss these results on September 13, 2004 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-791-6044 and non-U.S. participants at 1-517-308-9004. Participants should call at least five minutes prior to the starting time. The passcode is Campbell Soup. The conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the Webcast banner. A recording of the call will be available approximately two hours after it is completed through midnight September 17, 2004 at 1-800-964-3292 or 1-402-998-1011.

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, new product introductions, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and prepared food products. The Company is 135 years old, with over $7 billion in annual sales and a portfolio of more than 20 market-leading brands. In North America, leading brands include “Campbell’s” soups, “Swanson” broths, “Pepperidge Farm” cookies, crackers, breads and frozen products, “V8” vegetable juices, “V8 Splash” juice beverages, “Pace” Mexican sauces, and “Prego” pasta sauces. In Europe, leading brands include “Erasco” soups in Germany and “Liebig” soups in France, and several dry soup and sauce brands: “Batchelors,” “Oxo,” “Lesieur,” “Royco,” “Liebig,” “Heisse Tasse,” “Blå Band,” “Erin,” and “McDonnells.” Additional European brands include “Homepride” sauces and “Fray Bentos” canned meats in the United Kingdom, and “Devos Lemmens” mayonnaise and cold sauces in Belgium and France. In the Asia Pacific region, the company markets “Arnott’s” biscuits, “Campbell’s” soups, and “Swanson” broths. “Godiva” chocolates are sold around the world. Approximately 25,000 employees ably support the company around the world. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoupcompany.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 1,	August 3,
	2004	2003
Net sales	$1,433	$1,455

Costs and expenses
Cost of products sold	872	858
Marketing and selling expenses	242	278
Administrative expenses	142	128
Research and development expenses	28	25
Other (income) / expenses	(12)	11
Restructuring charge	32	—

Total costs and expenses	1,304	1,300

Earnings before interest and taxes	129	155
Interest, net	43	45

Earnings before taxes	86	110
Taxes on earnings	27	36

Net earnings	$59	$74

Per share - basic
Net earnings	$.14	$.18

Dividends	$.1575	$.1575

Weighted average shares outstanding - basic	409	411

Per share - assuming dilution
Net earnings	$.14	$.18

Weighted average shares outstanding - assuming dilution	412	411

The period ended August 1, 2004 had 13 weeks. The period ended August 3, 2003 had 14 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 1,	August 3,
	2004	2003
Net sales	$7,109	$6,678

Costs and expenses
Cost of products sold	4,187	3,805
Marketing and selling expenses	1,153	1,145
Administrative expenses	542	507
Research and development expenses	93	88
Other (income) / expenses	(13)	28
Restructuring charge	32	—

Total costs and expenses	5,994	5,573

Earnings before interest and taxes	1,115	1,105
Interest, net	168	181

Earnings before taxes	947	924
Taxes on earnings	300	298

Earnings before cumulative effect of accounting change	647	626
Cumulative effect of accounting change	—	(31)

Net earnings	$647	$595

Per share - basic
Earnings before cumulative effect of accounting change	$1.58	$1.52
Cumulative effect of accounting change	—	(.08)

Net earnings	$1.58	$1.45

Dividends	$.63	$.63

Weighted average shares outstanding - basic	409	411

Per share - assuming dilution
Earnings before cumulative effect of accounting change	$1.57	$1.52
Cumulative effect of accounting change	—	(.08)

Net earnings	$1.57	$1.45

Weighted average shares outstanding - assuming dilution	412	411

In connection with the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” the company recognized a non-cash charge of $31 (net of a $17 tax benefit) as a cumulative effect of accounting change for the write-down of goodwill of one business unit in the first quarter of fiscal 2003.

Fiscal 2004 had 52 weeks. Fiscal 2003 had 53 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 1,	August 3,	Percent
	2004	2003	Change
Sales
Contributions:
North America Soup and Away From Home	$422	$436	-3%
North America Sauces and Beverages	294	326	-10%
Biscuits and Confectionery	460	444	4%
International Soup and Sauces	257	249	3%

Total sales	$1,433	$1,455	-2%

Earnings
Contributions:
North America Soup and Away From Home	$48	$71	-32%
North America Sauces and Beverages	52	69	-25%
Biscuits and Confectionery	43	45	-4%
International Soup and Sauces	23	31	-26%

Total operating earnings	166	216	-23%
Unallocated corporate expenses	(37)	(61)

Earnings before interest and taxes	129	155	-17%
Interest, net	(43)	(45)
Taxes on earnings	(27)	(36)

Net earnings	$59	$74	-20%

Net earnings per share — assuming dilution	$.14	$.18	-22%

Earnings contributions by segment include the effect of a fourth quarter 2004 restructuring charge of $32 pre-tax ($22 after tax or $.05 per share) as follows: North America Soup and Away From Home $7, North America Sauces and Beverages $3, Biscuits and Confectionery $12, International Soup and Sauces $9 and Corporate Unallocated $1.

The period ended August 1, 2004 had 13 weeks. The period ended August 3, 2003 had 14 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 1,	August 3,	Percent
	2004	2003	Change
Sales
Contributions:
North America Soup and Away From Home	$2,699	$2,606	4%
North America Sauces and Beverages	1,246	1,246	0%
Biscuits and Confectionery	1,982	1,774	12%
International Soup and Sauces	1,182	1,052	12%

Total sales	$7,109	$6,678	6%

Earnings
Contributions:
North America Soup and Away From Home	$602	$632	-5%
North America Sauces and Beverages	268	289	-7%
Biscuits and Confectionery	216	212	2%
International Soup and Sauces	135	128	5%

Total operating earnings	1,221	1,261	-3%
Unallocated corporate expenses	(106)	(156)

Earnings before interest and taxes	1,115	1,105	1%
Interest, net	(168)	(181)
Taxes on earnings	(300)	(298)

Earnings before cumulative effect of accounting change	647	626	3%
Cumulative effect of accounting change	—	(31)

Net earnings	$647	$595	9%

Net earnings per share before cumulative effect of accounting change — assuming dilution	$1.57	$1.52	3%

In connection with the adoption of SFAS No. 142, the company recognized a non-cash charge of $31 (net of a $17 tax benefit), or $.08 per share, as a cumulative effect of accounting change for the write-down of goodwill of one business unit in the first quarter of fiscal 2003.

Earnings contributions by segment include the effect of a fourth quarter 2004 restructuring charge of $32 pre-tax ($22 after tax or $.05 per share) as follows: North America Soup and Away From Home $7, North America Sauces and Beverages $3, Biscuits and Confectionery $12, International Soup and Sauces $9 and Corporate Unallocated $1.

Fiscal 2004 had 52 weeks. Fiscal 2003 had 53 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	August 1,	August 3,
	2004	2003
Current assets	$1,481	$1,290
Plant assets, net	1,901	1,843
Intangible assets, net	2,995	2,821
Other assets	298	251

Total assets	$6,675	$6,205

Current liabilities	$2,339	$2,783
Long-term debt	2,543	2,249
Nonpension postretirement benefits	298	304
Other liabilities	621	482
Shareowners’ equity	874	387

Total liabilities and shareowners’ equity	$6,675	$6,205

Total debt	$3,353	$3,528

Cash and cash equivalents	$32	$32

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Campbell Soup Company earnings release of September 13, 2004

The company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. The “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. The items include the following:

•	Earnings per share (EPS) before the cumulative effect of accounting change, excluding restructuring related costs and one-time items

•	EPS annual growth rates excluding restructuring related costs and one-time items

•	Organic sales growth

The table below reconciles earnings per share before the cumulative effect of accounting change, presented in accordance with GAAP, to earnings per share excluding restructuring related costs and other one-time items.

	Fourth Quarter			Fiscal Year
	August 1,	August 3,	%	August 1,	August 3,	%
	2004	2003	Change	2004	2003	Change
As reported earnings per share before the cumulative effect of accounting change	$0.14	$0.18	(22)%	$1.57	$1.52	3%
Add: Restructuring related costs (1)	0.05	—		0.05	—
Deduct: Gain on litigation settlement (2)	—	—		(0.02)	—
Gain on sale of property (3)	(0.02)	—		(0.02)	—

Earnings per share before the cumulative effect of accounting change, excluding restructuring related costs and one-time items	$0.17	$0.18	(6)%	$1.58	$1.52	4%

(1)	The 2004 costs relate to the worldwide cost savings initiatives and Australian distribution and logistics realignment announced on June 24.

(2)	The gain relates to the settlement of a class-action lawsuit involving ingredient suppliers.

(3)	The gain relates to the sale of an idle facility in California.

The company believes that earnings per share excluding certain restructuring related costs and certain other transactions not considered to be part of the ongoing business are a better indicator of the true performance of the business. Consequently, the company believes that investors may be able to better understand earnings if these transactions are excluded from the results.

The company refers to sales growth rates adjusting for currency, acquisitions and divestitures and the extra week in a 53 week fiscal year to present the results without the impact of these items, all of which can make it more difficult for investors to understand our underlying business trend. The company refers to sales growth excluding currency, acquisitions and divestitures, and the 53rd week as organic growth. Management believes that this measure provides useful comparisons of period-to-period results.

Components of the change in sales are as follows:

	Fourth Quarter		Fiscal Year
	August 1,	August 3,	August 1,	August 3,
	2004	2003	2004	2003
Volume and mix	4%	(2)%	2%	1%
Price	1	2	2	1
Trade and consumer promotions	(2)	3	—	—

Organic growth	3%	3%	4%	2%
Acquisitions	—	3	—	2
Currency	2	5	4	3

Sub-total	5	11	8	7
Impact of 53rd week	(7)	8	(2)	2

As reported change in sales	(2)%	19%	6%	9%